Exhibit 99.1

News Release

Celanese Corporation 222 West Las Colinas Blvd Irving, Texas 75039

Celanese and Mitsui & Co., Ltd. to Form Food Ingredients Joint Venture;

Extend Existing Fairway Methanol LLC Joint Venture

DALLAS, February 23, 2023 -- Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, announced today two joint venture (JV) actions with Mitsui & Co., Ltd. to extend their longstanding strategic partnership.

Formation of Food Ingredients Joint Venture

Celanese announced today the signing of a term sheet to form a Food Ingredients JV with Mitsui, subject to customary approvals. Through this transaction, Celanese will contribute its Food Ingredients business, inclusive of assets, technology, and employees, to form a standalone Food Ingredients JV. Celanese will retain a 30 percent ownership stake in the JV and Mitsui will acquire a 70 percent ownership stake.

Celanese Food Ingredients is a leading producer of acesulfame potassium (Ace-K) sweetener as well as sorbic acid and potassium sorbate preservatives. Celanese is the inventor and only Western-producer of Sunett® Ace-K which is a zero-calorie, high-intensity sweetener. On a pro-forma basis, the Food Ingredients business generated approximately $170 million in 2022 net sales and $45 to $50 million in 2022 EBITDA. The Food Ingredients JV will combine the leading technology, product portfolio, and backward integration of Celanese with Mitsui’s long-standing positions in a variety of food supply chains across Asia and other regions. Celanese’s Acetyl Chain business will continue to meet the full acetyls raw material needs of the Food Ingredients JV under a long-term supply agreement.

The parties expect the transaction to close during the third quarter of 2023. Celanese expects to utilize cash proceeds from the JV formation to execute against its existing deleveraging plan.

Celanese is advised by BofA Securities as financial advisor and Shearman & Sterling LLP as legal counsel.

Extension of Fairway Methanol LLC Joint Venture

Celanese and Mitsui have also agreed on a long-term extension of their existing Fairway Methanol LLC JV which produces methanol at Celanese’s Clear Lake facility. Existing JV terms and ownership were extended through 2045.

Later this year, the Fairway Methanol LLC JV expects to complete a low capital capacity expansion to 1.62 million metric tons, and will begin utilizing recycled carbon dioxide (CO2) as an alternative feedstock for methanol production. An estimated 60 percent of currently vented process CO2 from the entire Clear Lake site will be transformed into sustainable methanol each year.

“Mitsui has been a trusted and collaborative partner to Celanese for many years and we are pleased to be taking these actions to extend our strategic partnership across these two JVs,” said Lori Ryerkerk, chairman and chief executive officer. “The formation of a Food Ingredients JV will allow us to monetize a majority of that business in a value accretive way and also maintain the demand benefits of raw material integration with the Acetyl Chain. Cash proceeds will be fully utilized to pay down debt and this transaction will represent a meaningful early step in executing against our deleveraging plan.”

About Celanese

Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 13,000 employees worldwide and had 2022 net sales of $9.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Forward-Looking Statements: This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company or its customers will realize these benefits or that these expectations will prove correct. There are a number of risks and uncertainties, many of which are beyond the Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this release. Risk factors include those that are discussed in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Contacts:

Investor Relations	Media Relations - Global
Brandon Ayache	Brian Bianco
Phone: +1 972 443 8509	Phone: +1 972 443 4400
Brandon.Ayache@celanese.com	media@celanese.com

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